UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

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CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

RETURN OF PROXY
Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting.  If you plan to attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

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Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2012 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 10:00 a.m. on Tuesday, October 23, 2012.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

We look forward to meeting with you on October 23, 2012.

Sincerely,

Dan Mondor
President and Chief Executive Officer
Duluth, Georgia
September 10, 2012

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CONCURRENT COMPUTER CORPORATION

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, OCTOBER 23, 2012

The 2012 Annual Meeting of Stockholders of Concurrent Computer Corporation (“Concurrent”) will be held at Concurrent’s corporate offices, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 10:00 a.m. on Tuesday, October 23, 2012.  The meeting is being held to consider and act upon the following matters:

1)	To elect seven (7) directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders;
2)	To ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2013; and
3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors established August 27, 2012 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the meeting.  Only holders of record of common stock at the close of business on August 27, 2012 will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s corporate office at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Kirk L. Somers
Executive Vice President& Secretary
Duluth, Georgia
September 10, 2012

CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement and proxy card are first being sent to stockholders on or about September 10, 2012, and are furnished in connection with the solicitation of proxies to be voted at the 2012 Annual Meeting of Stockholders.  The Annual Meeting will be held at Concurrent Computer Corporation’s corporate headquarters, located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 10:00 a.m. on Tuesday, October 23, 2012.  Your proxy is solicited by Concurrent’s Board of Directors (the “Board”).

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because, as of the close of business on August 27, 2012, you owned shares of Concurrent common stock.  This proxy statement describes in detail issues on which we would like you, our stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you execute your proxy, you appoint Dan Mondor and Emory O. Berry each as your representatives at the annual meeting.  Mr. Mondor and/or Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the annual meeting.  Even if you plan to attend the meeting, it is a good idea to complete, sign, date and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Mondor and/or Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on:  (1) the election of seven directors and (2) the ratification of the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2013.

No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 27, 2012 are entitled to vote.  This is referred to as the record date.  Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet.  Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail.  You do this by signing your proxy card and mailing it in the prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.  Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.  Street name holders may vote in person only if they have a legal proxy as described above.

How many votes do you need to hold the meeting?

As of August 27, 2012, there were 9,039,748 shares of Concurrent’s common stock outstanding and each share is entitled to one vote.  A majority of Concurrent’s outstanding shares as of the record date, equal to 4,519,875 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the Internet or by telephone;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please vote all proxies to ensure that all your shares are represented at the meeting.  In the future, you may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 so that it is received prior to October 23, 2012;
•	voting again over the Internet or via telephone, if available, prior to 11:59 p.m., Eastern time on October 22, 2012;
•	signing another proxy with a later date and sending it so that it is received by Concurrent’s corporate secretary prior to October 22, 2012; or
•	voting at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the seven nominees for director;
•	WITHHOLD AUTHORITY to vote for the seven nominees; or
•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

Directors are elected by a plurality vote.  As a result, the seven nominees receiving the highest number of affirmative votes will be elected as directors.  This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the appointment of the independent registered public accountants?

With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2013, you may:

•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the appointment of the independent registered public accountants receive to pass?

The ratification of the appointment of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the seven named director nominees and FOR the ratification of the appointment of the independent registered public accountants.  In addition, your proxy will be voted in the discretion of Mr. Mondor and/or Mr. Berry with respect to any other business that properly comes before the meeting.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors.  However, abstentions will have the effect of a vote AGAINST the ratification of the appointment of the independent registered public accountants.

Will my shares be voted if I do not vote my proxy?

If your shares are held in “street name” through a bank, broker or other nominee, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions.  These circumstances include certain “routine” matters, such as the ratification of the appointment of our independent registered public accountants.  Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters, which includes the election of directors.  If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.  Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting, but will have no effect on the outcome of the vote for the election of directors.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in a Current Report on Form 8-K filed within four business days after the meeting.  The report will be filed with the Securities and Exchange Commission (“SEC”), and you may obtain a copy by contacting the corporate secretary at (678) 258-4000 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, through our website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2012 Annual Report to Stockholders and the 2012 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2012, which includes our Form 10-K for the year ended June 30, 2012, accompanies this proxy statement.  In addition, Concurrent’s Annual Report to Stockholders for the year ended June 30, 2012 (which includes the 2012 Form 10-K), as well as this proxy statement can be found on the Internet at our web site at www.ccur.com under the ‘Investors’ page.  However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2012 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto.  If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee.  Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with our Bylaws, the Board has fixed the number of directors at seven members.  The following nominees are standing for re-election to the Board at the meeting:  Charles Blackmon, Larry L. Enterline, C. Shelton James, Dan Mondor, Steve G. Nussrallah, Robert M. Pons and Dilip Singh.  Directors will be elected to hold office until the 2013 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

On July 23, 2012, the Company announced it had reached an agreement with Singer Children’s Management Trust and Lloyd I. Miller, III (the “Investors”), under which the Board would increase its size by two members to seven and Robert M. Pons and Dilip Singh would serve in those positions until the 2012 Annual Meeting.  The Board further agreed to nominate Mr. Pons and Mr. Singh, each of whom were recommended by the Investors in accordance with the stockholder recommendation process described in this proxy, for election as directors and recommend in favor of their election by stockholders at the 2012 Annual Meeting.

Except for the foregoing, there are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee.  None of the nominees or any of the incumbent directors has a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries.  The Board has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Mondor, who serves as Concurrent’s President and Chief Executive Officer.

The Board unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board, including each nominee’s principal occupation and business experience for at least the last ten years and the names of other publicly held companies for which he serves as a director or has served as a director in the last five years, is set forth below.

Charles Blackmon.  Age 63 and a director since April 2003.  Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, LLC, a corporation that buys and sells timber and land.  From June 2004 until March 2005, he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items.  From 1980 until joining Interline Brands, Mr. Blackmon was with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry.  Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, as Vice President, Finance and Administration; from 1996 to 2002, as Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, as Vice President responsible for special financial and operational projects.  He also served as a director of MAGNATRAX from 1999 to 2002.  Mr. Blackmon was the Principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company.  Prior to his employment with MAGNATRAX, Mr. Blackmon served for several years in public accounting.  He has over 28 years of financial management experience and is a certified public accountant.

We believe Mr. Blackmon’s expertise in accounting, financial controls and financial reporting, operational knowledge of compensation matters, manufacturing,  and sales gained through senior executive positions and experience as a chief financial officer of a public company, qualify him to serve as a director of our Board.

Larry L. Enterline. Age 59 and a director since October 2005.  Since March 2011, Mr. Enterline has been Chief Executive Officer of FOX Racing Shox, a manufacturer of high-performance shock absorbers and racing suspension products.  From April 2010 to his appointment with FOX, Mr. Enterline was the Chief Executive Officer of Vulcan Holdings, Inc., a private investment firm.  From February 2006 to April 2010, Mr. Enterline served as the Chief Executive Officer and director for Comsys IT Partners Inc., a leading IT staffing and solutions company with 50 offices across the U.S. and three international offices.  From September 2004 to February 2006, Mr. Enterline served as the Chief Executive Officer for Strategic Management Inc., a private investment company.  From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc.  From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization.  Mr. Enterline also serves on the board of directors of Raptor Networks Technology Inc., which provides standards-based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications.

We believe Mr. Enterline’s lengthy experience as a senior executive at publicly traded companies, service on other public company boards and leadership experience and familiarity with issues facing the technology industry gained through serving as a chief executive officer of a leading provider of information technology services, qualify him to serve as a director of our Board.

C. Shelton James.  Age 72 and a director since July 1996.  Mr. James has been President of C.S. James & Associates, a business advisory firm, since May 2000.  Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company, from December 2001 to July 2002.  From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions.  From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment.  From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies.  Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division.  Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems.  During the course of his career, Mr. James was a CPA and worked in public accounting, served as Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and nine audit committees.

We believe Mr. James’ extensive service on other public company boards, including his vast experience on audit committees, expertise in accounting, financial controls and financial reporting and operational knowledge of the implementation and development of information technology and software solutions gained through his past experience serving as a chief executive officer in the technology industry, qualify him to serve as a director of our Board.

Dan Mondor.  Age 57, President, Chief Executive Officer and Director since April 2008.  Mr. Mondor has over 30 years of telecommunications industry experience with leading global corporations.  Mr. Mondor has held a number of senior executive positions with Mitel Networks, Inc., Nortel Networks, Inc. and Siemens Corporation.  Prior to joining Concurrent, Mr. Mondor was President of Mitel Networks, Inc., the U.S. subsidiary of Mitel Corporation, a privately-held provider of voice, video and collaborative communication solutions, starting in February 2007.  Mr. Mondor was with Nortel Networks, a publicly-held provider of communications solutions, from May 1990 to January 2007 where he held a number of senior executive positions in general management, marketing and sales.  He was Vice President of Solutions at Nortel from November 2005 to January 2007 with responsibility for cable, telco, and enterprise solutions in North America.  Mr. Mondor served as Vice President and General Manager for Nortel's Global Cable Solutions from April 2004 to November 2005, and as Vice President, North America Cable Sales from November 2002 to April 2004.  Mr. Mondor joined Nortel in 1990 as Product Line Manager of their optical product line and served in positions of increasing responsibility including Vice President of Worldwide Marketing for their Optical Networks division from 1999 to 2002.  He was with Siemens from 1984 to 1990 and served in positions of increasing responsibility including Director of Strategic Planning for their U.S. transmission business.  Mr. Mondor began his career in the telecommunications industry with Bell-Northern Research in 1979.

We believe Mr. Mondor’s day-to-day leadership as our Chief Executive Officer, extensive experience in the telecommunications industry gained from senior executive positions at leading global corporations and unique understanding of our operations, opportunities and challenges, qualify him to serve as a director of our Board.

Steve G. Nussrallah.  Age 62 and Chairman of Concurrent’s Board of Directors since October 2000.  Mr. Nussrallah has been a general partner of Value Plus Ventures, a private equity firm, since December 2007.  He was a General Partner at Noro-Moseley Partners, a venture capital firm, from January 2001 to November 2007.  He served as Concurrent’s President and Chief Executive Officer from January 2000 to December 2000.  From July 2002 to June 2005, Mr. Nussrallah was a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.  From January 2002 to November 2007, Mr. Nussrallah was a director for EG Technology, Inc., a private company that manufactures digital video signal processing equipment for television distribution over cable, satellite and IPTV networks.

We believe Mr. Nussrallah’s deep understanding of the technology industry from his many years serving in senior leadership roles at technology companies, mergers and acquisitions experience from his work in venture capital, technical expertise provided by his engineering education and various operational positions throughout his career and extensive knowledge of our operations and industry gained through his past experience as our Chief Executive Officer, qualify him to serve as a director of our Board.

Robert M. Pons.  Age 56 and Director since July 23, 2012.  Since April 2011, Mr. Pons has served as Chairman of Live Wire Mobile, Inc., a digital content solution provider for mobile carriers, handset manufacturers and media companies.  From January 2008 to January 2011, he was Senior Vice President, Capital Markets, at TMNG Global, a global consulting firm to technology, media, communications and financial services companies.  From January 2003 to April 2007, Mr. Pons was the President and Chief Executive Officer of Uphonia (formerly SmartServ), a wireless applications development company.  From May 2002 to December 2002, he was an independent management and strategy consultant.  From March 1999 to April 2002, he was the President and Chief Operating Officer of FreedomPay, a cashless retail payment system vendor.  Mr. Pons currently serves on the board of directors of:  Livewire Mobile, Inc. (Chairman), MRV Communications (Vice Chairman), Network-1 Security Solutions and Primus Telecommunications Group.

We believe that Mr. Pons’ wide experience in technology companies and success in strategic activities with various companies qualify him to serve as a director of our Board.

Dilip Singh.  Age 64 and Director since July 23, 2012.  Mr. Singh has been the Chief Executive Officer, President and a Director of InfuSystem Holdings, Inc. since April 2012.  From July 2010 to December 2011, he was the Chief Executive Officer and a Director of MRV Communications.  From December 2008 to May 2009, he was Chief Executive Officer of Telia-Sonera Spice Nepal, an Asian mobile operator.  From 2004 to 2008, Mr. Singh was President and Chief Executive Officer of Telenity, Inc., a software company providing convergence applications, service delivery platforms and other value added services.  Prior to this, he served in several roles at ADC Telecommunications, Inc., NewNet, IntelliNet and MC Venture Partners.  Mr. Singh currently serves on the board of directors of InfuSystems Holdings, Inc..

We believe that Mr. Singh’s experience in the mobile industry and his vast executive experience in a variety of roles in companies of all sizes qualify him to serve as a director of our Board.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD

Concurrent is organized under the laws of the State of Delaware and is governed by a Board.  As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee.  The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to sound business practices, transparency in financial reporting and effective corporate governance.  The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq.  Concurrent’s Board meets regularly and no less than twice a year in executive sessions which are comprised of the independent directors.  Concurrent has adopted Corporate Governance Guidelines (“Guidelines”), a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executive and Financial Officers, and an Accounting/Auditing Complaint Policy.  Concurrent’s Guidelines, codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com on the Investors page under Corporate Governance.  Any amendments to, or waivers of, our Code of Ethics for Senior Executive and Financial Officers will be disclosed on our website promptly following the date of such amendment or waiver.

Board Leadership Structure and Role in Risk Oversight

Mr. Nussrallah, an independent director, has served as the Chairman of our Board since 2000. Our Guidelines provide that the Chairman will be an independent director under applicable legal and regulatory rules. The Chairman is elected by and from the members of the Board.

We believe it is beneficial to have a non-executive Chairman who is responsible for leading the Board. We also believe our President and Chief Executive Officer should be principally responsible for running the Company. Under our Guidelines and our Bylaws, our non-executive Chairman:

•	provides leadership to the Board to ensure that the Board functions in an independent, cohesive fashion;
•	presides at Board meetings, all meetings of independent directors (including executive sessions) and shareholder meetings;
•	sees that all orders, resolutions and policies adopted or established by the Board are carried into effect;
•	consults with the Nominating Committee and Chief Executive Officer on any changes to committee chairs and membership; and
•	prepares and circulates an agenda for each Board meeting in consultation with the Chief Executive Officer.

Our Board has six independent members and only one non-independent member, our Chief Executive Officer. We have four standing board committees (Audit, Compensation, Executive and Nominating) and three of the committees (Audit, Compensation and Nominating) are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board by our non-executive Chairman, benefits our Company and our stockholders.

Under the Guidelines, our Board provides oversight of the Company’s risk management processes. Pursuant to the Guidelines and the Charter of our Audit Committee, the Audit Committee is primarily responsible for reviewing policies with respect to risk assessment and risk management. Each of our Board committees also considers the risks within its area of responsibilities. For example, in accordance with its Charter, our Compensation Committee reviews the Company’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and periodically considers the relationship between risk management and incentive compensation. We believe that the leadership structure of our Board supports its effective oversight of the Company’s risk management.

Directors

The responsibility of the directors is to provide direction and oversight and to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders.  In discharging that obligation consistent with their fiduciary duties to stockholders, directors are entitled to rely on the honesty and integrity of the Company’s executives and its outside advisors and auditors.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities with due care.  Directors are expected to review in advance any information distributed before meetings.

Board Attendance

During fiscal year 2012, there were thirteen meetings of the Board.  All the directors who served during the year attended more than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he served.

The Board has adopted a policy that each director is encouraged to attend Concurrent’s regularly scheduled Annual Meeting of Stockholders. All of the directors at the time of Concurrent’s 2011 Annual Meeting of Stockholders attended the meeting.

Committees of the Board

The membership of each of the Board’s standing committees as of July 1, 2012, is indicated in the table below:

Director	Compensation	Audit	Nominating	Executive
Charles Blackmon	Chair	X	X	X
Larry L. Enterline		X	Chair
C. Shelton James	X	Chair	X
Steve G. Nussrallah	X			Chair
Dan Mondor				X

Self-Evaluation

Each year the Board and the Compensation and Audit Committees complete an internal self-evaluation.  The self-evaluations are discussed within each committee and then by the Board as a whole, including any areas for improvement.

Stockholder Communications with the Board

In June 2004, Concurrent adopted a formal process for stockholder communications with members of the Board.  The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters.  The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors.  A copy of the procedures for stockholder communication with the Board may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.  In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The Executive Committee has, to the extent legally permitted, the power and authority of the Board.  There was one Executive Committee meeting held during fiscal year 2012.  The Executive Committee operates under a written Executive Committee charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Audit Committee. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards.  Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as “audit committee financial experts” pursuant to SEC rules.  The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;
•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent registered public accountants;
•	to review matters relating to the examination of Concurrent’s financial statements by its independent registered public accountants and accounting procedures and controls; and
•	to appoint Concurrent’s independent registered public accountants.

There were eight meetings of the Audit Committee during fiscal year 2012.  The Audit Committee operates under a written Audit Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Nominating Committee. All of the members of the Nominating Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;
•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and
•	to make recommendations to the Board concerning the structure and membership of Board committees.

The Nominating Committee is responsible for assessing and considering director and candidate qualification factors.

In order to fill any positions resulting from vacancies or expansion, the Nominating Committee is responsible for seeking and recommending candidates to the entire Board for membership.  The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders.  Stockholders may propose nominees for consideration by the Nominating Committee by submitting recommendations to: Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 in accordance with the Concurrent Computer Corporation Shareholder Director Nominee Recommendation Policy, which may be found on the Investors page under Corporate Governance of the Company’s website at www.ccur.com.

There was one meeting of the Nominating Committee during fiscal year 2012.  The Nominating Committee operates under a written charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Compensation Committee. All members of the Compensation Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) of the Chief Executive Officer and senior executives;
•	to oversee the administration of Concurrent’s incentive compensation plans, equity-based plans and other employee benefit plans, subject to certain limitations;
•	to annually review and approve the annual incentive bonus structure; and
•	to oversee Concurrent’s disclosures in the “Compensation Discussion and Analysis” section contained herein.

The Chief Executive Officer (“CEO”) reports to the Compensation Committee regularly on the results of the evaluations of our Named Executive Officers (“NEOs”) other than the CEO.  In addition to the CEO’s involvement in conducting evaluations and making compensation recommendations for other NEOs, our management team and outside consulting firms play an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent.  The management team and outside consulting firms periodically suggest alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

The Compensation Committee also reviews director compensation practices, in relation to peer companies and outside advice, and recommends to the Board, as appropriate, revisions to our director compensation program.  The Board believes that director compensation should be commensurate with the work required and responsibilities undertaken and should serve to align directors’ interests with the long-term interests of stockholders.  For further information regarding the compensation practices, see the “Compensation Discussion and Analysis.”

The Compensation Committee periodically retains firms for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work.  The Compensation Committee has the sole authority to engage or terminate outside consulting firms, including sole authority to approve fees and other retention terms.  In recent years, the Compensation Committee retained Longnecker & Associates as its independent compensation consultant to advise the Compensation Committee on executive compensation policies and practices.  The nature and scope of those engagements is more fully discussed in the “Compensation Discussion and Analysis.”  The compensation consultant reports to the Chairman of the Compensation Committee and acts at the direction of the Chairman of the Compensation Committee when engaged on projects for the committee.

There were ten meetings of the Compensation Committee during fiscal year 2012.  The Compensation Committee operates under a written Compensation Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Stockholder Recommendations of Director Nominations

The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board.  However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.  In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters.

2.	Include in the submission the following information concerning the recommended individual for the committee to consider:

•	age;
•	business address and residence address of such person;
•	five-year employment history, including employer names and business descriptions;
•	the class and number of shares of Concurrent which are beneficially owned by such person;
•	ability of the individual to read and comprehend financial statements;

•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);
•	board memberships (if any);
•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Nominating Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Nominating Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and
•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationship between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such director nomination recommendations for an annual meeting of stockholders must be delivered, as provided above, to Concurrent’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the annual meeting is not scheduled to be held within 30 days before or after such anniversary date, recommendations to be timely must be so received not later than the close of business on the later of (1) the tenth day following the date of the public disclosure of the date of the annual meeting, or (2) 90 days prior to the date of the annual meeting.

Stockholders may also nominate candidates for election to Concurrent’s Board in accordance with our Bylaws.  Any stockholder wishing to make a nomination directly must follow the requirements set forth in Article V of Concurrent’s Bylaws, as described under “Other Matters - 2013 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board

The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs.  The Nominating Committee then considers nominees identified by the Nominating Committee, other directors, senior management of Concurrent and stockholders.  The Nominating Committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;
•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;
•	sound judgment;
•	diversity of skills, experience, age, gender, race, ethnicity and background;
•	lack of interests that materially conflict with those of the Company’s stockholders; and
•	demonstrated professional achievement.

Further, the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and
•	devote sufficient time to carrying out his or her duties and responsibilities effectively (our Guidelines prohibit a director from serving on more than five other public company boards).

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;
•	at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as defined by the rules of the SEC; and
•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating Committee in concluding that the nominee should serve as a director.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  A non-employee who becomes a director after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director.  In addition, non-employee directors receive a $2,000 fee per Board and committee meeting they attend in person or $500 per meeting they attend by telephone.  However, this amount may not exceed $2,000 per day for attendance at Board and committee meetings regardless of the number of meetings attended on a given day.  In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board receive an additional $7,500 fee per year.  These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  Further, the Chairman of the Board is paid an additional $25,000 fee per year.

In early fiscal year 2009, the Compensation Committee retained Longnecker & Associates (also referred to as ‘the consulting firm’ or ‘the firm’) to evaluate director compensation, including long-term incentive awards.  Eleven peer companies were recommended by the firm and approved by the Compensation Committee for this evaluation:

BigBand Networks, Inc.	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

The firm concluded that the annual cash compensation provided to the directors is below the 50th and 75th percentiles as compared to the peer group.  Based on the input from the consulting firm, the Board concluded that the cash compensation for each non-employee director was appropriate.  However, the firm recommended that the non-employee directors should receive additional long-term incentives.  Consistent with that recommendation, beginning in fiscal year 2009, the Compensation Committee determined to re-evaluate long-term incentive grants to directors on an annual basis.  In fiscal year 2011 the committee granted each non-employee director 5,000 restricted stock awards with the restrictions lapsing as follows: 4,700 shares on October 15, 2011, 200 shares on October 15, 2012, and 100 shares on November 3, 2013.

In fiscal year 2012 the committee granted each of the non-employee directors 5,000 restricted stock awards with the restrictions lapsing as follows:  4,700 shares on October 15, 2012, 200 shares on October 15, 2013, and 100 shares on November 3, 2014.

None of the directors received perquisites in fiscal year 2012.  Employee directors do not receive any separate compensation or perquisites for their service on the Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

The following table sets forth the annual compensation of our non-employee directors for fiscal year 2012.  Because Mr. Pons and Mr. Singh joined the Board on July 23, 2012, they received no compensation for fiscal year 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steve G. Nussrallah	$75,000	$19,050	$94,050
Charles Blackmon	55,000	19,050	74,050
Larry L. Enterline	42,500	19,050	61,550
C. Shelton James	55,000	19,050	74,050

(1)
The amounts in these columns reflect the grant date fair value for stock awards granted in fiscal year 2012, determined in accordance with the Account Standards Codification ("ASC") 718-10.    The award of 5,000 shares of restricted stock was granted on November 3, 2011.  The closing stock price on the date of grant was $3.81.  As of June 30, 2012, the aggregate number of restricted stock awards held by non-employee directors was as follows: Mr. Nussrallah, 6,337; Mr. Blackmon, 6,337; Mr. Enterline 6,337; Mr. James, 6,337.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers for Fiscal Year 2012

       Our Named Executive Officers, or NEOs, for fiscal year 2012 were Dan Mondor (President, Chief Executive Officer and Director), Emory O. Berry (Chief Financial Officer and Executive Vice President of Operations) and Kirk L. Somers (Executive Vice President of Corporate Affairs).

Comparison Objectives and Overview of Compensation Program

Our executive compensation programs have been designed to ensure that total compensation for the NEOs and other senior management is aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success.  The objectives of our executive compensation programs are as follows:

•	pay salaries that are competitive and attract, retain, and motivate a highly competent executive team;

•	provide market-based bonus programs that link corporate performance and total executive compensation; and

•
align executives’ financial interests with the creation of stockholder value by providing periodic long-term incentive awards subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have also designed our compensation programs to reward our NEOs’ and other senior management’s measurable accomplishments toward the goal of creating stockholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual incentive awards, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash incentive opportunity and long-term equity-based incentive awards.  We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives.  Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment.  We have established an annual cash-based incentive program, our Annual Incentive Plan or “AIP,” with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of the annual cash compensation for our executive officers and senior management is at risk.  Through periodic grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in our common stock, align our executives’ actions with our stockholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, AIP and long-term equity-based incentive awards — to compete for and retain executive talent in a competitive marketplace.  The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to this philosophy.

Determination of Compensation

Total Compensation

In establishing each executive’s total compensation package, the Compensation Committee considers:

•	the compensation packages of executive officers in similar positions at a comparable group of peer companies based on reported and survey information as described below;
•	the experience and contribution levels of the individual executive officer;
•	the Company’s performance; and
•	advice received from the Compensation Committee’s consulting firm.

Each element of compensation is compared with that of peer companies through review of analyses prepared by the consulting firm, the Surveys (as defined below) and the input received from the consulting firm.  Total compensation (the combined value of base salary, target annual incentive, and grant date fair value of long-term incentive awards) is also assessed.

With respect to long-term equity-based incentive awards, the Compensation Committee also considers the amount and value of stock options and restricted shares currently held by the NEOs and senior managers when determining new grants.  The Compensation Committee’s focus is on compensating executives for their individual performances and their expected future contributions to Concurrent, in addition to the potential material adverse effect of the risks arising from these compensation practices.

Peer Group Analysis

In 2009 and 2010, the Compensation Committee retained the consulting firm, Longnecker & Associates, to advise them on executive compensation policies and practices.  This advice, which included a peer group analysis, was provided in multiple meetings in 2010 and was considered by the Compensation Committee in establishing the framework of our executive compensation packages for fiscal years 2010 and 2011.  Additionally, the consulting firm periodically advises the committee throughout each year on compensation issues.  The peer group recommended by the consulting firm and approved by the Compensation Committee used for purposes of analyzing the structure of our executives’ compensation included similarly-sized companies and those in the high-tech or communications industries.  These criteria resulted in a group of companies against which our executive compensation program was evaluated.  These companies were:

BigBand Networks, Inc	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.*	Wind River Systems, Inc.*
Innotrac Corporation	SCM Microsystems, Inc.

*Not used in 2010 analysis.

The firm also considered information relating to Arris Group, Inc. due to the physical and market proximity to Concurrent.  In the 2010 analysis, the firm compared the results from the above peer group to a secondary public peer group to act as a check and balance for comparison purposes.  The secondary public peer group was composed of the following companies:

Active Identity	Hauppauge Digital Inc.	Video Display Corporation
CSP Inc.	Numerex Corp.	Xata Corporation

The Compensation Committee also references survey information (“Surveys”) obtained on-line from various organizations such as salary.com, as well as reports published by global compensation organizations such as World At Work.  This data is utilized on an on-going basis to confirm that the base salaries, annual incentive awards and long-term stock awards continue to be customary and competitive.

Base Salaries

Individual base salaries are determined through an evaluation of individual performance levels and contributions to our business objectives, as well as comparisons to the peer group described above and the Surveys for similar positions in the technology marketplace where we compete.  Salaries are reviewed annually for each NEO in July or August.

Fiscal 2012

In August 2011, the Compensation Committee considered the compensation of the NEOs and determined that the salaries of Mr. Mondor and Mr. Somers would not be changed.  Based on the results of his performance review, Mr. Berry’s salary was increased from $295,000 to $307,500, effective October 1, 2011.

During fiscal year 2011, each of the NEOs participated in a one-time vacation-time cash buy back offered to all employees on the same terms and conditions.  In fiscal year 2012, the NEOs repaid the total amount received for the vacation buy-back, and their vacation days were restored.

Annual Incentive Awards

To align incentives for the NEOs with the creation of stockholder value, our NEOs participate in the AIP that is in place for all management level employees.  The AIP is designed to align employee incentives with the corporate or individual product-line goals that are most important for the fiscal year.  Each year management develops the AIP and makes recommendations to the Compensation Committee as to the performance goals for the year.  The AIP award is paid as a cash award after the completion of the fiscal year, usually in August.  Individual target awards are established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Concurrent.

We do not have a formal policy for recovery or adjustment of AIP awards in the event the performance goals on which payouts are based are later restated or otherwise adjusted in a manner that would have reduced the size of the payouts.

Fiscal 2012 AIP

The AIP award targets for fiscal year 2012 for our NEOs were the following percentages of each person’s fiscal year 2012 salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The award targets did not change from fiscal year 2011.

For fiscal year 2012, the Compensation Committee based all (100%) of the AIP on the achievement of positive adjusted operating income (“AOI”) with a threshold revenue requirement of $70 million.  If the revenue threshold and positive AOI were achieved, then the award would have been paid at a rate calculated by dividing the AOI by the AIP bonus pool and multiplying the result by forty percent (40%).  AOI for the purpose of measuring achievement of these targets was the operating income before paying AIP awards and other items not contemplated by the annual operating plan that the committee may consider.  The Compensation Committee chose a goal related to AOI with a threshold revenue requirement because they believed these quantifiable financial measures would contribute to building stockholder value in fiscal year 2012.  Depending on achievement of the AOI goal with a threshold revenue requirement, participants were eligible to receive their respective target bonuses at a rate between 0% and 150% for the fiscal year.  Since the revenue threshold and the AOI goals were not reached, no AIP was earned for fiscal year 2012.

Fiscal 2013 AIP

The AIP award targets for fiscal year 2013 for our NEOs are the following percentages of each person’s fiscal year 2013 salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The award targets did not change from fiscal year 2012.

For fiscal year 2013, the Compensation Committee based all (100%) of the AIP on the achievement of a threshold revenue requirement, with the payout to be calculated as a percentage of operating income.  If the revenue threshold is not reached, no AIP will be earned.  A percentage of positive operating income will be allocated to the bonus pool and distributed according to the targets for all participants.  The Compensation Committee chose a goal based on a threshold revenue requirement and positive operating income because they believed these financial measures would contribute to building stockholder value in fiscal year 2013.  Depending on achievement of the AIP requirements, participants are eligible to receive between 0% and 150% of the target amount for the fiscal year.

Long-Term Equity-Based Incentive Awards

The Compensation Committee grants long-term equity-based incentive awards to the NEOs and senior managers in the form of stock options and restricted shares.  In determining the size of the grants, the Compensation Committee considers the amount and value of stock options and restricted stock currently held, the executive’s performance during the prior year, and the executive’s likely continued future contributions to Concurrent, as well as the executive’s role within Concurrent.  The Compensation Committee also considers the value of awards granted to executives in similar positions at the peer companies based the input received from as the consulting firm and the Surveys.

The Compensation Committee generally awards stock options or restricted shares to the NEOs and senior managers at the time of initial employment and at discretionary intervals thereafter.

The Compensation Committee, in determining whether to grant stock options or restricted shares, considers what it believes most effectively motivates employees under different market conditions.  The Compensation Committee has utilized restricted shares to focus individuals on our long-term performance, to motivate their performance and to retain them.  The restricted shares may be time based or performance-based.

The Compensation Committee considers long-term incentive grants based on recommendations from our CEO and executive overseeing Human Resources, as well as the consulting firm.  All stock options are approved with exercise prices equal to the closing market price on the date of grant.  The date of the grant is the date of the Compensation Committee meetings, unless the approval is at a meeting preceding the release of earnings for the prior period, in which case the grant date is two business days after the earnings release.  The Compensation Committee does not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Fiscal 2012

In early fiscal year 2011, the Compensation Committee retained the consulting firm to evaluate Concurrent’s long-term incentive grant history and executive stock ownership as compared to the peer companies.  The firm completed the analysis and made recommendations to the committee in meetings during August 2010.  The Compensation Committee followed the advice of the consulting firm and made a large grant to the NEOs in fiscal year 2011 that was intended to also cover fiscal year 2012.  As a result, no restricted stock awards were granted to the NEOs in fiscal year 2012.

Severance

Pursuant to the employment agreements we have with our NEOs, we provide severance pay to our NEOs, which is more fully described below under “Potential Payments Upon Termination or Change in Control.”  These employment agreements are entered into when each employee becomes a NEO.  The severance for our NEOs is typically one year of salary.  In establishing this benefit, the Compensation Committee has received advice from the consulting firm and the Surveys that indicates that other comparable companies provide their NEOs similar protections in the form of severance protection and the amount of payments that are customary and reasonable in our industry.  The Compensation Committee believes that providing severance to the NEOs is customary for our industry and allows us to remain competitive with other companies. This approach ensures that our NEOs continue to act in the best interests of stockholders even in the event that they are at risk of losing their jobs. This strategy is particularly important and worthwhile given the difficulty for a high-level employee to secure a comparable position at another company quickly and for Concurrent to remain competitive with other companies that routinely offer a similar benefit to their executive officers.

Compensation Risk Analysis

In fiscal year 2011, the Compensation Committee retained the consulting firm to perform a risk assessment of the Company's compensation programs to ascertain any potential material risks that may be created by the compensation programs.  The firm evaluated the risks associated with executive compensation.  Each year management evaluates the risk of the Company’s compensation programs, consistent with the risk assessment completed by the consulting firm.  The Compensation Committee considered the findings of the assessments conducted and concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage employees to take unnecessary or excessive risks. The analyses considered the following attributes of the programs:

•	salaries and reliance on variable incentives to deliver total compensation, as compared to peers;

•	the balance between cash and equity compensation;

•	the mix of time based and performance-based equity vehicles;

•	the approval process for performance metrics under executive incentive programs;

•	whether or not incentive plans are capped or uncapped;

•	the ownership of insiders and use of retention ratios or stock ownership requirements for insiders;

•	a recoupment policy that allows the Company to recover compensation paid in situations of fraud or material financial misconduct;

•	severance benefits as compared to market and best practices as well as the triggers for severance;

•	the relationship between annual and performance-based long term incentive plans and the business strategy and objective of creating long-term, sustainable value for shareholders;

•	alignment of the performance periods with the business cycle and long-term performance; and

•	the balance of performance metrics and weighing towards certain financial targets.

Benefits and Perquisites

Our NEOs are eligible to participate in the health and welfare and defined contribution plans that we make generally available to our other full-time employees, including health care, disability and life insurance coverage and 401(k) matching programs.  The company match was suspended for all participants on August 18, 2009.  A one-time match was made on September 10, 2010.  A match was reinstated as of July 1, 2012 under which the Company matches 25% of the first 5% of the employee’s annual salary invested by the employee in the 401(k) plan.

The Company does not provide any pension plans or any non-qualified deferred compensation to any of the NEOs.  Our NEOs do not receive any other benefits or perquisites.

Role of Management in Determining Compensation

Evaluations of the NEOs’ performance (other than the CEO) are conducted on a regular basis by the CEO.  The CEO reports to the Compensation Committee on the results of the evaluations of the other NEOs.  The CEO’s performance is periodically evaluated by the Compensation Committee and the Board.

In addition to the CEO’s involvement in reviewing performance of the other NEOs, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in establishing compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits input from executive management on compensation related strategies and practices.  Additionally, the Compensation Committee utilizes the data and analysis from the consulting firm and industry surveys to gain a comprehensive view of related factors affecting its decision making.  Management has not retained its own compensation consultants.

Tax Considerations

The Compensation Committee considers the impact of certain provisions of the Internal Revenue Code of 1986, as amended, relating to tax when making decisions on executive compensation.  The primary provision they consider is Section 162(m).

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our highly paid executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our NEOs received cash compensation in excess of $1 million in fiscal year 2012.  Stock options and performance shares granted to our NEOs from time to time are designed to qualify as performance-based compensation under Section 162(m).  The Compensation Committee may determine, however, that one or more awards granted should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests and the benefit of the compensation arrangement for Concurrent and the stockholders outweighs the incremental cost to Concurrent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Concurrent’s management.  Based on the Compensation Committee’s review of, and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board

Charles Blackmon, Chairman
C. Shelton James
Steve G. Nussrallah

September 10, 2012

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2010, 2011 and 2012 for our NEOs.  None of the NEOs received perquisites in any of these fiscal years.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and	Fiscal	Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	(1) ($)	(2) ($)	(3) ($)	($)

Dan Mondor	2012	370,000	-	-	(34,154)	335,846
President and Chief	2011	370,000	348,365	161,941	38,432	918,738
Executive Officer	2010	370,000	111,600	54,500	513	536,613

Emory O. Berry	2012	304,381	-	-	(11,346)	293,035
E.V.P. of Operations	2011	295,000	168,587	99,319	14,757	577,663
& Chief Financial	2010	295,000	53,387	33,500	503	382,390
Officer

Kirk L. Somers	2012	250,000	-	-	(9,615)	240,385
E.V.P., Corporate	2011	250,000	83,391	67,335	12,505	413,231
Affairs	2010	250,000	45,244	17,000	432	312,676

(1)
The amount reported in this column for each NEO represents the grant date fair value of the performance or restricted stock awards granted during fiscal years 2010 and 2011, computed in accordance with ASC Topic 718-10.  See Note 11 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2012 for the assumptions used to value these awards.  No stock awards were granted to the NEOs in fiscal year 2012.

(2)
The amounts reported in this column represent incentive plan compensation earned by the NEOs under the AIP for fiscal year 2011 and under the Fiscal 2010 Alternative Cash Incentive Plan for fiscal year 2010.  No amounts were earned under the AIP for fiscal year 2012.

(3)
For fiscal year 2010, the amounts reported in this column represent matching contributions to the company-sponsored 401(k) plan for the two months prior to suspension of the Company match.  For fiscal year 2011, the amount is made up of two components.  The first is a one-time 401(k) contribution made on September 9, 2010 to each of the NEOs as follows:  Mr. Mondor, $4,278; Mr. Berry, $3,411, and Mr. Somers, $2,890.  The second component is the payment each NEO received as part of a one-time vacation cash buy-back offered to all employees under which the Company purchased accrued unused vacation time at 80% of its value.  Each NEO participated in this offer.  The amounts paid to each of the NEOs were as follows:  Mr. Mondor, $34,154; Mr. Berry, $11,346; and Mr. Somers, $9,615.  In fiscal 2012, the Compensation Committee reexamined the previous vacation buy-back and decided the NEOs should repay all amounts received under the buy-back.  The NEOs repaid the amounts in fiscal year 2012 and their vacation days were restored.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2012

The following table provides information regarding grants of plan-based awards made to our NEOs during fiscal year 2012.  No equity awards were granted to the NEOs in fiscal year 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock Awards (4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Dan Mondor		-	240,500	360,750	-	-	-	-	-
Emory O. Berry		-	152,191	228,286	-	-	-	-	-
Kirk L. Somers		-	100,000	150,000	-	-	-	-	-

(1)
The amounts shown in these columns represent the NEOs’ annual incentive award opportunity under the 2012 AIP.   No amounts were earned by the NEOs under the 2012 AIP.  See “Compensation Discussion and Analysis— Fiscal 2012 Annual Incentive Award” for more information regarding this plan.

(2)	No shares were granted to the NEOs in fiscal year 2012.
(3)	No performance stock awards were granted to the NEOs in fiscal year 2012.
(4)
Represents the grant date fair value of restricted stock awards and performance stock awards granted to the NEOs, as computed under ASC Topic 718.  See footnote 1 of the Summary Compensation Table for calculation methodology.  The grant date fair value for the award is computed based on the probable outcome for the performance period.  The grant date fair value of the performance stock award assuming maximum performance is disclosed in footnote 1 to the Summary Compensation Table.  No incentive shares were granted to the NEOs in fiscal year 2012.

OUTSTANDING EQUITY AWARDS
AS OF JUNE 30, 2012

The following table provides information concerning outstanding equity awards held by the NEOs on June 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (4)
Dan Mondor
	60,000	-	7.30	4/23/2008	4/23/2018	20,381	85,804	94,385	397,361

Emory O. Berry
	10,000	-	15.20	3/8/2007	3/08/2017
	9,000	-	13.30	9/12/2007	9/12/2017	12,330	51,909	45,709	192,435
	15,000	5,000	6.40	8/1/2008	8/01/2018

Kirk L. Somers
	565	-	21.20	4/28/2003	4/28/2013
	565	-	30.70	8/25/2003	8/25/2013
	565	-	45.60	10/27/2003	10/27/2013	5,859	24,666	28,514	120,044
	565	-	49.40	2/2/2004	2/2/2014
	2,500	-	22.10	1/28/2005	1/28/2015
	5,507	-	21.50	6/22/2005	6/22/2015
	10,210	-	13.50	8/14/2006	8/14/2016
	13,231	-	14.00	8/20/2007	8/20/2017

(1)	The options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date.
(2)
The awards vest as follows:  Mr. Mondor:  2,953 on August 27, 2012; 4,825 on September 2, 2012; 2,953 on August 27, 2013; 4,825 on September 2, 2013; and 4,825 on September 2, 2014.  Mr. Berry’s awards vest:  2,500 on August 1, 2012; 1,413 on August 27, 2012; 2,335 on September 2, 2012; 1,412 on August 27, 2013; 2,335 on September 2, 2013; and 2,335 on September 2, 2014.  Mr. Somers’ awards vest:  1,197 on August 27, 2012; 1,155 on September 2, 2012; 1,197 on August 27, 2013; 1,155 on September 2, 2013; and 1,155 on September 2, 2014.

(3)
The amounts shown in these columns reflect the market value of the unvested restricted and performance shares based on the closing market price on June 29, 2012 (the last business day of fiscal year 2012) of $4.21, multiplied by the number of shares.

(4)
The restrictions on the shares reported in this column lapse when either performance goals based on revenue and operating income, or a market condition based upon stock price are achieved.  The number of unearned shares represents the maximum number of shares that can be earned by the NEOs.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2012

The following table provides information regarding stock vested by each of our NEOs during fiscal year 2012.  There were no options exercised during fiscal year 2012.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dan Mondor	42,729	223,931	(1)
Emory O. Berry	19,476	110,407	(2)
Kirk L. Somers	15,315	79,439	(3)

(1)	The amount reported represents the market value of the stock on the days the stock vested: August 27, 2011 ($5.81), September 2, 2011 ($5.45), and April 23, 2012 ($3.63).
(2)	The amount reported represents the market value of the stock on the days the stock vested: August 1, 2011 ($6.26), August 27, 2011 ($5.81), and September 2, 2011 ($5.45).
(3)	The amount reported represents the market value of the stock on the days the stock vested: August 27, 2011 ($5.81), September 2, 2011 ($5.45), and October 28, 2011 ($4.19).

Potential Payments Upon Termination or Change in Control

The employment agreements with our NEOs and the terms of our 2011 Stock Incentive Plan and Third Amended and Restated 2001 Stock Option Plan provide for certain payments or accelerated vesting of awards as described below.

Executive Employment Agreements

We have entered into employment agreements with each of our NEOs.  These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually, at the discretion of the Board or the Compensation Committee.  The agreements also provide for an annual incentive award opportunity based on a percentage of base salary.  Although the percentage is established in each agreement, it is subject to change by the Compensation Committee as an employee’s duties expand.

The agreements provide that employment may be terminated by either Concurrent or the respective NEO at any time.  In the event the NEO voluntarily resigns or is terminated for Due Cause (defined below), compensation under the employment agreement will end.  In the event an agreement is terminated:

•	directly by us without Due Cause,
•	in certain circumstances constructively by us, or
•	in the case of Messrs. Mondor and Berry, within one year of a Change in Control (as defined below),

the terminated employee will receive severance compensation equal to his salary at the time of termination for a period of 12 months from the date of termination and will be entitled to continue to participate in our healthcare plans through the severance period.   Additionally, the severance compensation of Messrs. Mondor and Berry would include the amount of annual incentive award, if any, paid in the year prior to termination (“prior year incentive award”) and Mr. Mondor’s severance will be doubled if he is terminated pursuant to a Change of Control.  The agreements define constructive termination as (a) demotion, (b) material change in authority, duties or responsibilities, (c) decrease in salary or incentive award opportunity, (d) material reduction in benefits, or (e) material breach of the employment agreement by us.

Except for the prior year incentive award due Messrs. Mondor and Berry, which would be paid in a lump sum on the first pay date after termination, severance compensation would be paid in equal, biweekly installments or in accordance with our normal salary payment procedures.  If we determine that the amounts payable are on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)) and exceed the “separation pay allowance” described below, the excess amounts payable would be accumulated and distributed in a single sum six months and one day after the date of the separation from service.  If we reasonably determine that the amounts payable are not on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)), no amount shall be distributed before the date that is six months after separation from service and any amounts that would have been distributed during the six months after the separation from service will be accumulated and distributed in a single sum six months and one day after the date of separation from service.  The “separation pay allowance” means an amount that is two times the lesser of (x) the NEO’s annualized compensation or (y) the compensation limit in effect under Code section 401(a)(17).

Mr. Berry’s and Mr. Somers’ agreements also provide that if the NEO is terminated due to death or continuing disability, he or his estate will be paid six months of salary.  Mr. Mondor’s agreement provides that he or his estate would be paid twelve months of salary in this case.

The term “Due Cause” means the NEO:

a)	committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude;
b)	willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of the Board;
c)	failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or
d)	failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

If a NEO’s employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

Dan Mondor.  In April 2008, we entered into an employment agreement with Mr. Mondor that was amended and restated as of October 1, 2010.  His annual salary was $370,000 for fiscal year 2012, and his annual target bonus is 65% of his annual base salary.  The agreement has a three year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

Emory O. Berry.  In August 2008, we entered into an employment agreement with Mr. Berry and terminated our consulting agreement regarding Mr. Berry with TechCFO.  Mr. Berry’s annual salary was $295,000 at the beginning of fiscal year 2012 and was increased to $307,500 effective October 1, 2011.  His target bonus is 50% of his annual base salary.  The agreement has a four year term and renews automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

The employment agreements of Messrs. Mondor and Berry also provide that, if within one year of a Change in Control, their employment is terminated and such termination is not based on death or disability or on Due Cause, they will be entitled to receive severance compensation as described above.  “Change in Control” shall have the same definition as contained in the 2001 Stock Option Plan described below.

Kirk L. Somers.  In November 2001, we entered into an employment agreement with Mr. Somers.  His annual salary was $250,000 for fiscal year 2012 and his target bonus is 40% of his annual base salary.  If he becomes entitled to severance compensation, he will receive his salary for twelve months after termination.

2001 Stock Option Plan

Under the 2001 Stock Option Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted or performance shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted and performance shares.  “Change in Control” means the occurrence of any of the following events:

a)	the acquisition of 35% or more of our stock by a party that is not a fiduciary holding the shares for our benefit;
b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c) below;

c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 35% or more of our shares without approval of our Board; or

d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.  The 2001 Stock Option Plan expired on November 1, 2011, but its terms continue to apply to awards granted under it.

2011 Stock Incentive Plan

The 2011 Stock Incentive Plan became effective November 1, 2011.  Under the 2011 Stock Incentive Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted or performance shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted and performance shares.  “Change in Control” means the occurrence of any of the following events:

a)	the acquisition of 50% or more of our stock by a party that is not a fiduciary holding the shares for our benefit;
b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c) below;

c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 50% or more of our shares without approval of our Board; or

d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.

Dan Mondor

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Mondor, assuming the triggering event occurred on June 29, 2012 (the last business day of fiscal year 2012).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	740,000	370,000	-	370,000	370,000	370,000
Incentive Award (1)	-	323,882	161,941	-	161,941	-	161,941
Acceleration of Unvested Stock Awards (2)	-	485,135	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	22,771	11,385	-	11,385	-	11,385

Total	0	1,571,788	543,326	0	543,326	370,000	543,326

(1)
Reflects the incentive award Mr. Mondor was paid for fiscal year 2011, multiplied by two.  Mr. Mondor is entitled to two times the award in the event of a termination within one year of a Change in Control.

(2)
The amount in this row represents the full value of unvested restricted stock, including those with performance conditions, as of June 29, 2012, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.21, which was the closing price of our common stock on June 29, 2012, the last trading day of our fiscal year.

(3)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Mondor during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months and 24 months in the event of a Change in Control.

Emory O. Berry

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Berry, assuming the triggering event occurred on June 29, 2012 (the last business day of fiscal year 2012).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	307,500	307,500	-	307,500	153,750	153,750
Incentive Award (1)	-	99,319	99,319	-	99,319	-	99,319
Acceleration of Unvested Stock Awards (2)	-	244,344	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	11,385	11,385	-	11,385	-	11,385

Total	0	662,548	418,204	0	418,204	153,750	264,454

(1)
Reflects the incentive award Mr. Berry was paid for fiscal year 2011.  Mr. Berry would only be entitled to the base salary and incentive award components if he were terminated within one year of a Change in Control.

(2)
The amount in this row represents the full value of unvested restricted stock, including those with performance conditions, as of June 29, 2012, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.21, which was the closing price of our common stock on June 29, 2012, the last trading day of our fiscal year.

(3)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Berry during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Kirk L. Somers

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Somers, assuming the triggering event occurred on June 30, 2011 (the last business day of fiscal year 2011).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	-	250,000	-	250,000	125,000	125,000
Acceleration of Unvested Stock Awards (1)	-	144,710	-	-	-	-	-
Benefits:
Post termination Medical (2)	-	10,884	10,884	-	10,884	-	10,884

Total	0	155,594	260,884	0	260,884	125,000	135,884

(1)
The amount in this row represents the full value of unvested restricted stock, including those with performance conditions, as of June 29, 2012, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.21, which was the closing price of our common stock on June 29, 2012, the last trading day of our fiscal year.

(2)
Includes current employer portion of the medical and dental premiums which would be paid to Mr. Somers during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Blackmon (Chairman), James and Nussrallah.  From January 2000 to October 2000, Mr. Nussrallah served as our President and Chief Executive Officer and from January 1999 to December 1999, he served as the President of the VOD division.  No other members of the Compensation Committee have ever been an officer or employee of Concurrent.  In addition, none of our NEOs serve as a member of a Board or Compensation Committee of any entity that has one or more NEOs who serves on our Board or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2011, about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under our Third Amended and Restated 2001 Stock Option Plan and 2011 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:

2001 Stock Option Plan	255,766	$14.65	-
2011 Stock Incentive Plan	-	-	445,000
Total	255,766	$14.65	445,000

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent registered public accountants, Deloitte & Touche LLP, the scope and results of their audit engagement.  In connection with the fiscal year 2012 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2012;

•
discussed with Deloitte & Touche LLP, the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2012.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Larry L. Enterline

September 10, 2012

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2012 and fiscal year 2011 for the audit of our annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $526,600 and $493,500, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for each of fiscal year 2012 and fiscal year 2011 were $0 and $25,000, respectively. These fees relate to the audit of our benefit plan.

Tax Fees

There were $0 and $10,300 fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for each of fiscal year 2012 and fiscal year 2011.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee.  The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees,” “Audit Related Fees,” and “Tax Fees,” for fiscal years 2012 and 2011 were $2,000 each.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accountant's independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2013 and is submitting the appointment to stockholders for ratification.  Deloitte & Touche LLP also served as our independent registered public accountants for the fiscal year ended June 30, 2012.  A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and Audit Committee to consider the appointment of a different firm.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Concurrent and our stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accountants.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to the best of our knowledge, the beneficial ownership of Concurrent’s common stock as of August 30, 2012, for directors, the NEOs and directors and officers as a group.

	Number of Shares Beneficially Owned (1)		Options Exercisable Within 60 Days (2)	Percentage of Shares Outstanding (3)
Directors and NEOs
Emory O. Berry	67,942	(4)	39,000	1.2
Charles Blackmon	20,278	(5)	7,000	*
Larry L. Enterline	20,278		4,000	*

C. Shelton James	21,928	(6)	6,000	*
Dan Mondor	154,455	(7)	60,000	2.4
Steve G. Nussrallah	25,278		6,000	*
Robert Pons	2,000		-
Dilip Singh	12,000		-
Kirk L. Somers	30,253	(8)	33,708	*
Directors and NEOs as a group	354,412		155,708	5.6

Five Percent Plus Stockholders
Karen Singer	559,987	(9)		6.2
Dimensional Fund Advisors	556,359	(10)		6.2
Skellig Capital Management LLC and Robert M. Neal	549,965	(11)		6.1
Lloyd I. Miller, III	484,289	(12)		5.4
Mercury Funds	460,775	(13)		5.1

* Less than 1.0

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by the NEOs, directors and principal stockholders, and Schedule 13s filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or before October 29, 2012.
(3)
Based on an aggregate of 9,043,748 shares of common stock outstanding as of August 30, 2012.  Assumes that all options exercisable on or prior to October 29, 2012, owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 748 shares held for the benefit of Mr. Berry in Concurrent’s 401(k) Retirement Savings Plan.
(5)	Includes 4,000 shares that are held by Mr. Blackmon’s spouse.
(6)	Includes 200 shares that are held by Mr. James’ spouse.
(7)	Includes 1,018 shares held for the benefit of Mr. Mondor in Concurrent’s 401(k) Retirement Savings Plan.
(8)	Includes 1,598 shares held for the benefit of Mr. Somers in Concurrent’s 401(k) Retirement Savings Plan.
(9)
Represents shares of common stock beneficially owned by Singer Children’s Management Trust (the “Trust”).  The address of the Trust is 212 Vaccaro Drive, Cresskill, New Jersey 07626.  This information is included in reliance upon a Schedule 13D/A, filed by the Trust with the SEC as of July 30, 2012.

(10)
Represents shares of common stock beneficially owned by Dimensional Fund Advisors, Inc. (“DFA”).  DFA has the power to vote over 548,360 shares and power to dispose over 556,359 shares.  The address of DFA is 6300 Bee Cave Road, Austin, TX 78746-5149.  This information is included in reliance upon a Schedule 13G/A filed by DFA with the SEC as of February 14, 2012.

(11)
Represents shares of common stock beneficially owned by Skellig Capital Management LLC (“Skellig Capital”) and Robert M. Neal, its managing member (“Mr. Neal”) (collectively, “Skellig”).  The address of Skellig is 117 East 55th Street, New York, NY 10022.  This information is included in reliance upon a Schedule 13D filed by Skellig with the SEC as of June 15, 2012.

(12)
Represents shares of common stock beneficially held by Milfam LLC.  Lloyd I. Miller, III is its managing member.  The address of Milfam LLC is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.  This information is included in reliance upon a Schedule 13D/A filed by Milfam LLC with the SEC as of July 30, 2012.

(13)
Represents shares of common stock beneficially owned by Mercury Fund VIII, Ltd. (“Mercury VIII”), Mercury Fund IX, Ltd. (“Mercury IX”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”), and Kevin C. Howe (“Mr. Howe”) (collectively, the “Mercury Funds”).   Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VIII and Mercury IX.  Mercury Funds have shared dispositive and voting power with respect to 460,775 shares.  The address of Mercury Funds is 501 Park Lake Drive, McKinney, TX 75070.  This information is included in reliance upon a Schedule 13G filed by Mercury Funds with the SEC as of January 31, 2011.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Certain Relationships and Related Party Transactions

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions.  Although we have not entered into any transactions with any immediate family member of a director or executive officer of Concurrent, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee.  A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions.  No reportable transactions occurred during fiscal year 2012 or fiscal year 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC.  Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by our officers and directors and persons who beneficially own more than ten percent of our common stock and written representations from certain reporting persons, we believe all required Section 16(a) reports were timely filed in fiscal year 2012, with the exception of the following:

•	Charles Blackmon relating to the forfeiture of 552 restricted stock award shares on October, 28, 2011, a Form 5 for which was filed on July 19, 2012;

•	Larry L. Enterline relating to the forfeiture of 552 restricted stock award shares on October, 28, 2011, a Form 5 for which was filed on July 19, 2012;

•	Steve G. Nussrallah relating to the forfeiture of 552 restricted stock award shares on October, 28, 2011, a Form 5 for which was filed on July 19, 2012;

•	C. Shelton James relating to the forfeiture of 552 restricted stock award shares on October, 28, 2011, a Form 5 for which was filed on July 19, 2012; and

•	Kirk Somers relating to the forfeiture of 11,607 restricted stock award shares on October, 28, 2011, a Form 5 for which was filed on July 19, 2012.

Householding

As permitted by the Exchange Act, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report.  We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement and annual report be mailed in the future.

2013 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2013 Annual Meeting of Stockholders (expected to be held in October 2013) must be received by the corporate secretary of Concurrent after June 25, 2013, but not later than July 25, 2013 to be included in the proxy statement for that meeting, if appropriate for consideration under applicable securities laws.  Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn:  Corporate Secretary

In addition, a stockholder may bring business before the 2013 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws.  The Bylaws require that, for proposals for the 2013 Annual Meeting of Stockholders, a stockholder must:

•
provide written notice that is received by the corporate secretary of Concurrent between June 25, 2013 and July 25, 2013; provided, however, that if the 2013 Annual Meeting of Stockholders is not scheduled to be held between September 23, 2013 and November 22, 2013, to be timely the stockholder’s notice must be so received not later than the close of business on the later (1) the tenth day following the day of the public disclosure of the date of the 2013 Annual Meeting of Stockholders or (2) 90 days prior to the date of the 2013 Annual Meeting of Stockholders; and

•	supply the additional information listed in Article V of Concurrent’s Bylaws and update such information as required by the Bylaws.

The foregoing description is only a summary of the requirements of the Bylaws. Stockholders intending to submit a nomination or a proposal of other business for the 2013 Annual Meeting of Stockholders must comply with the provisions specified in the Bylaws, which were filed as an exhibit to a Form 8-K on September 9, 2011 and are located on the company’s web site at www.ccur.com, on the ‘Investors’ page.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board,

Kirk L. Somers
Executive Vice President& Secretary
Duluth, Georgia
September 10, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

CONCURRENT COMPUTER CORPORATION

October 23, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.ccur.com/fy12proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000000000 5 102312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2013.	☐	☐	☐

In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the election of Messrs. Blackmon, Enterline, James, Mondor, Nussrallah, Pons and Singh as Directors in Proposal 1, and FOR the ratification of appointment of Deloitte & Touche LLP in Proposal 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON OCTOBER 23, 2012. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONCURRENT COMPUTER CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 23, 2012

The undersigned hereby appoints Dan Mondor and Emory O. Berry, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Concurrent Computer Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 23, 2012, at 10:00 a.m., local time, at the Company's Headquarters, 4375 River Green Parkway, Ste. 100, Duluth, GA 30096, and at any adjournment thereof. This appointment relates to the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and upon any other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. By signing this Proxy, the undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

(Continued and to be signed on the reverse side)